       THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(5)
                                                     Registration Nos. 333-36032
                                                                    333-36032-01
                                                                    333-36032-02
                                                                    333-36032-03

                 SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2001

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED FEBRUARY 6, 2001)

[BURLINGTON RESOURCES LOGO]

                              $

                              BURLINGTON RESOURCES
                                FINANCE COMPANY

                                  % NOTES DUE 2011
                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                           BURLINGTON RESOURCES INC.

     The notes will bear interest at the rate of   % per year. Interest on the
notes is payable on           and           of each year, beginning on
          , 2001. The notes will mature on           , 2011. The notes are fully
and unconditionally guaranteed by Burlington Resources Inc.

     Burlington Resources Finance Company may redeem the notes at any time at a price based on a formula set forth in this prospectus supplement.

     The notes will be senior obligations of Burlington Resources Finance Company and will rank equally with all of Burlington Resources Finance Company's other unsecured senior indebtedness. The guarantee of the notes will be a senior obligation of Burlington Resources Inc. and will rank equally with all of Burlington Resources Inc.'s other unsecured senior indebtedness.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                              PER NOTE    TOTAL
                                                              --------   --------
Public Offering Price                                                %   $
Underwriting Commission                                              %   $
Proceeds to Burlington Resources Finance Company (after
  underwriting commissions but before other expenses)                %   $

     Interest on the notes will accrue from           , 2001 to date of
delivery.
                               ------------------

     The underwriters are offering the notes subject to various conditions. The
underwriters expect to deliver the notes to purchasers on or about February   ,
2001.
                               ------------------

                              SALOMON SMITH BARNEY
                               ------------------
BANC OF AMERICA SECURITIES LLC     JP MORGAN          MORGAN STANLEY DEAN WITTER
                               ------------------

CIBC WORLD MARKETS           FLEET SECURITIES, INC.      RBC DOMINION SECURITIES

SCOTIA CAPITAL                                                     TD SECURITIES

February   , 2001

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the notes that Burlington Resources Finance Company is currently offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes that Burlington Resources Finance Company is currently offering. Generally, the term "prospectus" refers to both parts combined.

     If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the accompanying prospectus.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO PERSON IS AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION OR TO OFFER THE NOTES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT. IN THIS PROSPECTUS SUPPLEMENT, REFERENCES TO "BURLINGTON RESOURCES" MEAN BURLINGTON RESOURCES INC., THE GUARANTOR OF THE NOTES, NOT BURLINGTON RESOURCES FINANCE COMPANY, THE ISSUER OF THE NOTES. UNLESS OTHERWISE STATED, THE DOLLAR AMOUNTS AND FINANCIAL DATA CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE PRESENTED IN U.S. DOLLARS.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Burlington Resources........................................   S-1
Burlington Resources Finance Company........................   S-1
Use of Proceeds.............................................   S-1
Recent Developments.........................................   S-1
Capitalization..............................................   S-4
Selected Financial Data.....................................   S-5
Description of Notes and Guarantees.........................   S-6
Certain Income Tax Considerations...........................   S-7
Underwriting................................................  S-12
Legal Matters...............................................  S-13
Experts.....................................................  S-13

                            PROSPECTUS
Where You Can Find More Information.........................     2
Incorporation of Certain Documents by Reference.............     3
Forward-Looking Statements..................................     4
Burlington Resources........................................     4
The Burlington Resources Trusts.............................     4
Burlington Resources Finance Company........................     5
Use of Proceeds.............................................     5
Ratio of Earnings to Fixed Charges..........................     6
Description of Debt Securities..............................     6
Description of Capital Stock of Burlington Resources........    17
Description of Trust Preferred Securities and Trust
  Guarantees................................................    21
Plan of Distribution........................................    24
Legal Matters...............................................    25
Experts.....................................................    25

                              BURLINGTON RESOURCES

     Burlington Resources is a holding company engaged, through its principal subsidiaries, Burlington Resources Oil & Gas Company LP, The Louisiana Land and Exploration Company, Burlington Resources Canada Energy Ltd. and their affiliated companies, in the exploration, development, production and marketing of crude oil and natural gas. At December 31, 2000, Burlington Resources was one of the largest independent oil and gas companies in the United States based on total proved worldwide reserves, which were estimated at 10.3 trillion cubic feet of gas equivalent at such date.

     Burlington Resources' principal executive offices are located at 5051 Westheimer, Suite 1400, Houston, Texas 77056, telephone: (713) 624-9500.

                      BURLINGTON RESOURCES FINANCE COMPANY

     Burlington Resources Finance Company is an unlimited liability company organized in February 2000 under the laws of Nova Scotia, Canada. Burlington Resources Finance Company is a direct wholly-owned subsidiary of Burlington Resources.

     Burlington Resources Finance Company's principal place of business is c/o Burlington Resources Canada Energy Ltd., Suite 3700, 250-6th Avenue, S.W., Calgary, Alberta T2P 3H7, telephone: (403) 260-8000.

                                USE OF PROCEEDS

     Burlington Resources Finance Company intends to use the net proceeds from
the sale of the notes, which is estimated to be approximately $[          ]
million, to make transfers of such funds to Canadian subsidiaries of Burlington Resources for use by such subsidiaries for general corporate purposes, including the repayment of indebtedness and the acquisition of properties from ATCO Gas described in "Recent Developments -- Acquisition of Canadian Properties".

     Burlington Resources expects to use the net proceeds to repay outstanding commercial paper and credit facility notes of the subsidiaries pending the closing of the ATCO property acquisition or the use of the funds for other general corporate purposes. As of September 30, 2000, approximately $347 million of commercial paper and credit facility notes of the Canadian subsidiaries was outstanding at a weighted interest rate of approximately 6%.

                              RECENT DEVELOPMENTS

FOURTH QUARTER AND FULL YEAR 2000 RESULTS

  Financial Results

     On January 17, 2001, Burlington Resources reported estimated fourth quarter operating income of $485 million and net income of $304 million or $1.41 diluted earnings per share. Net income for the quarter includes $.23 per share related to a non-recurring tax adjustment. Discretionary cash flow, which is cash flow before changes in working capital, was $653 million.

     For the same period last year, Burlington Resources had an operating loss of $81 million and a net loss of $86 million or $.40 loss per share on a diluted basis. The 1999 results included a non-cash charge of $225 million ($140 million after tax or $.65 per share) related to the writedown of oil and gas properties in accordance with SFAS 121 and a pretax charge of $37 million ($26 million after tax or $.12 per share) for merger costs associated with the acquisition of Poco Petroleums Ltd. Discretionary cash flow for 1999's fourth quarter was $325 million.

     Natural gas sales averaged 1,911 million cubic feet per day (Mmcfd) during the fourth quarter of 2000 compared to 2,090 Mmcfd in the same period last year. Fourth quarter 2000 oil volumes totaled

69,700 barrels per day compared to 88,600 barrels per day in 1999's final quarter. Gas price realizations were $4.68 per thousand cubic feet (Mcf) in the fourth quarter of 2000, up 83 percent in comparison to $2.56 per Mcf in the fourth quarter of 1999. Oil price realizations rose 16 percent from $22.72 per barrel in 1999's fourth quarter to $26.39 per barrel in the same period for 2000.

     For the year ended December 31, 2000, operating income was $1,191 million and net income was $675 million or $3.12 diluted earnings per share. These amounts compare to operating income of $200 million and net loss of $10 million for the year ended December 31, 1999. The 1999 amounts included the aforementioned charges. Discretionary cash flow in 2000 was $1,839 million, an increase of 73 percent over 1999's $1,062 million.

  Reserve Update

     Burlington Resources also reported that it replaced 115 percent of 2000 worldwide production at an average cost of $.89 per thousand cubic feet of gas equivalent (Mcfe). Worldwide reserve additions from all sources totaled 1,143 billion cubic feet of gas equivalent (Bcfe). Total reserves stood at 10,321 Bcfe at year-end 2000, up slightly from 10,256 Bcfe at year-end 1999. Approximately 80 percent of 2000 year-end reserves were natural gas and 20 percent were oil.

     Extensions, discoveries, additions and revisions totaled 898 Bcfe. Significant reserves were added from drilling and development activities in Burlington Resources' San Juan Basin, Wind River Basin and Canadian operations. Acquisitions in 2000 totaled 119 Bcfe or approximately 13 percent of production. The majority of the proved reserves acquired were in China.

     For the three-year period 1998 through 2000, Burlington Resources replaced an average of 139 percent of worldwide production at an average cost of $.92 per Mcfe, including acquisitions. Excluding acquisitions, BR replaced 111 percent of worldwide production for the three-year period at an average cost of $.94 per Mcfe.

ACQUISITION OF CANADIAN PROPERTIES

     On January 17, 2001, Burlington Resources announced that one of its Canadian subsidiaries, Burlington Resources Canada Energy Ltd., entered into separate agreements with each of Petrobank Energy and Resources Ltd. and ATCO Gas to acquire properties in the Western Canadian Sedimentary Basin for a total of approximately US $385 million. Together, the properties have net proved reserves of approximately 297 billion cubic feet of gas equivalent (Bcfe).

     The Petrobank properties are located in the O'Chiese area of central Alberta and are adjacent to existing Burlington Resources Canada Energy Ltd. properties in the region. Approximately 46 Bcfe of net proved reserves were acquired for US $57 million. The purchased assets included approximately 22,000 net developed and 30,000 net undeveloped acres. Current net production is approximately 12 million cubic feet of natural gas and 225 barrels of liquid per day. The transaction closed on January 16, 2001 with an effective date of August 1, 2000.

     The ATCO properties are located approximately 75 miles southeast of Edmonton, Alberta and are contiguous with existing Burlington Resources Canada Energy Ltd. acreage. Burlington Resources Canada Energy Ltd. agreed to purchase the properties, which have net proved reserves of approximately 251 Bcfe, for US $328 million, before closing adjustments. The assets include producing and undeveloped acreage, as well as compressor stations and gathering lines. The properties comprise approximately 314,000 net acres over 500 sections with 25% of the total acreage held in fee. Current net production is approximately 35 million cubic feet of gas per day. Burlington Resources Canada Energy Ltd. currently plans to institute a drilling and workover program which, in conjunction with new compression and facilities modifications, is anticipated to increase field net production to 70 to 80 million cubic feet per day. The timing of the production increase will be contingent on the date of transaction closing. The transaction, which is effective December 31, 2000, has been approved by the boards of both companies and is expected to close in the second quarter of 2001, following government and regulatory approval.

SHARE REPURCHASE PROGRAM

     On December 6, 2000, Burlington Resources announced that its Board of Directors authorized a stock repurchase program providing for Burlington Resources to invest up to $1 billion in its common stock. Burlington Resources intends to repurchase the shares in the open market and will base its determination of timing and amount of shares to be purchased on an ongoing evaluation of market and business conditions.

     In 2000, Burlington Resources repurchased 3.5 million shares of its stock for approximately $125 million.

                                 CAPITALIZATION

     The following table sets forth Burlington Resources' consolidated capitalization as of September 30, 2000, and as adjusted to reflect the issuance
of the notes and the use of $     million of the net proceeds of the notes to
repay indebtedness. This table should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

                                                               SEPTEMBER 30, 2000
                                                              --------------------
                                                              ACTUAL   AS ADJUSTED
                                                              ------   -----------
                                                                 (IN MILLIONS)
Long-Term Debt..............................................  $2,338     $
                                                              ------     ------
Stockholders' Equity(a):
  Preferred Stock, Par Value $.01 per Share
     (Authorized 75,000,000 Shares, One Share
     Issued)................................................      --         --
  Common Stock, Par Value $.01 per Share
     (Authorized 325,000,000 Shares; Issued
     241,188,702 Shares at
     September 30, 2000)....................................       2          2
     Paid-in Capital........................................   3,954      3,954
     Retained Earnings......................................     610        610
     Cost of Treasury Stock 25,831,628
       Shares at September 30, 2000.........................  (1,021)    (1,021)
  Deferred Compensation -- Restricted Stock.................      (6)        (6)
  Accumulated Other Comprehensive Loss......................     (73)       (73)
          Total Stockholders' Equity........................   3,466      3,466
                                                              ------     ------
          Total Capitalization..............................  $5,804     $
                                                              ======     ======

---------------

(a) Burlington Resources has authority to issue 75,000,000 shares of $.01 par value preferred stock, of which 3,250,000 have been designated as Series A Junior Participating Preferred Stock.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the periods indicated should be read in conjunction with the consolidated financial statements and the notes thereto contained in documents incorporated by reference in this prospectus.

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                               ------------------    --------------------------------------------
                                2000       1999       1999      1998      1997     1996     1995
                               -------    -------    ------    ------    ------   ------   ------
                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues(a)................  $1,968     $1,438     $2,065    $2,006    $2,375   $2,477   $1,905
  Operating Income (Loss)....     706        281        200      (439)      605      643     (508)
  Net Income (Loss)..........     371         76        (10)     (338)      352      354     (332)
  Earnings (Loss) per Common
     Share:
     Basic...................    1.72        .35       (.05)    (1.60)     1.69     1.72    (1.65)
     Diluted.................    1.71        .35       (.05)    (1.60)     1.67     1.70    (1.65)
  Ratio of Earnings to Fixed
     Charges(b)..............    4.49x      1.45x       .94x       --      3.36x    3.38x      --

                                                                YEAR ENDED DECEMBER 31,
                                     PERIOD ENDED      ------------------------------------------
                                  SEPTEMBER 30, 2000    1999     1998     1997     1996     1995
                                  ------------------   ------   ------   ------   ------   ------
                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Total Assets....................       $  7,005        $7,165   $7,060   $7,164   $6,790   $6,169
Long-term Debt..................          2,338         2,769    2,684    2,317    2,223    2,306
Stockholders' Equity............          3,466         3,229    3,312    3,561    3,331    2,859
Cash Dividends Declared per
  Common Share(c)...............            .41           .46      .46      .39      .37      .38

---------------

(a) Burlington Resources recently adopted Emerging Issues Task Force Issue No. 00-10, ("EITF No. 00-10"), Accounting for Shipping and Handling Fees and Costs. As a result of EITF No. 00-10, transportation expenses will be reclassified from revenues to costs and expenses, thereby increasing revenues and costs and expenses by such reclassified amounts. Burlington Resources will reflect this reclassification in future filings with the SEC under the Securities Exchange Act of 1934.

(b) Total earnings available for fixed charges in 1998 and 1995 were inadequate to cover total fixed charges in the amount of approximately $638 million and $688 million, respectively. Total earnings available for fixed charges in 1998 and 1995 were inadequate to cover total fixed charges primarily as a result of the impairment of oil and gas assets related to the adoption of Statement of Financial Accounting Standard No. 121 ($706 million pretax or $390 million after tax in 1998 and $490 million pretax or $304 million after tax in 1995).

     For purposes of calculating the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations available for fixed charges, less equity in undistributed earnings of 20-50% owned companies, together with a portion of rent under long-term operating leases representative of an interest factor. Fixed charges represent interest expense, capitalized interest and a portion of rent under long-term operating leases representative of an interest factor.

(c) Cash dividends declared per common share was calculated based upon historical cash dividends paid by Burlington Resources, The Louisiana Land and Exploration Company ("LL&E") and Poco Petroleums Ltd. ("Poco") divided by outstanding shares for years 1995 through 1999. This calculation resulted from the 1997 merger with LL&E and the 1999 merger with Poco that were accounted for as a pooling of interests. In 2000, cash dividends declared per common share was based on Burlington Resources' annual dividend rate of $.55 per common share.

                      DESCRIPTION OF NOTES AND GUARANTEES

     Burlington Resources Finance Company will issue the notes under the indenture governing senior debt securities of Burlington Resources Finance Company referred to in the accompanying prospectus. The notes will be issued in the form of one or more global notes registered in the name of The Depository Trust Company or its nominee, as described under "Description of Debt
Securities -- Book-Entry Debt Securities -- Registration, Transfer, Exchange and Payment" in the accompanying prospectus. The following description and the description in the accompanying prospectus is a summary of the material provisions of the notes, the indenture and the guarantee agreement. These descriptions do not restate the indenture or the guarantee agreement in their entirety. Burlington Resources and Burlington Resources Finance Company urge you to read the indenture and the guarantee agreement because they, and not this description, define your rights as holders of the notes. Burlington Resources and Burlington Resources Finance Company have filed a copy of the indenture and the guarantee agreement as exhibits to the registration statement, which includes the accompanying prospectus.

     This description of the notes and the guarantee in this prospectus supplement replace the description of the general provisions of the notes, the guarantee, the indenture and the guarantee agreement in the accompanying prospectus to the extent that it is inconsistent with the accompanying prospectus. The notes are "debt securities" as that term is used in the accompanying prospectus.

     With certain exceptions and pursuant to certain requirements set forth in the indenture, Burlington Resources Finance Company may discharge its obligations under the indenture with respect to the notes as described under "Description of Debt Securities -- Defeasance" in the accompanying prospectus.

PRINCIPAL, MATURITY AND INTEREST

     The notes will be senior unsecured obligations of Burlington Resources Finance Company. Burlington Resources will irrevocably and unconditionally guarantee the notes as to principal, premium, if any, interest and additional amounts, if any.

     The notes will mature on           , 2011. Interest on the notes will
accrue at the rate of   % per year and will be payable semi-annually in arrears
on           and           of each year, commencing on             , 2001.
Burlington Resources Finance Company will make each interest payment to the person in whose name the notes are registered at the close of business on the
immediately preceding           or           , as the case may be, whether or
not that date is a business day.

     Interest on the notes will accrue from           , 2001 and will be
computed on the basis of a 360-day year comprised of twelve 30-day months.

     If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and, unless Burlington Resources Finance Company defaults on the payment, no interest will accrue for the period from and after the interest payment date, maturity date or redemption date.

OPTIONAL REDEMPTION

     Burlington Resources Finance Company may redeem all or a portion of the notes at any time as set forth below. Burlington Resources Finance Company will mail notice to registered holders of the notes of its intent to redeem not less than 30 nor more than 60 days prior to the redemption date. Burlington Resources Finance Company may redeem the notes at a redemption price equal to the greater of:

     - 100% of the principal amount plus accrued interest to the redemption date; or

     - the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of the interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the
       Treasury Rate plus [     ] basis points, plus accrued interest on the
       principal amount being redeemed to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     "Business Day" means any day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Independent Investment Banker" means Salomon Smith Barney Inc. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Reference Treasury Dealer" means (i) each of Salomon Smith Barney Inc., [co-managers] and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

                       CERTAIN INCOME TAX CONSIDERATIONS

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of White & Case LLP, New York, special United States tax counsel to Burlington Resources and Burlington Resources Finance Company, the following section describes certain anticipated United States federal income tax consequences relating to the ownership and disposition of the notes. This description is based on the Internal Revenue Code of 1986, as amended; existing administrative pronouncements and judicial decisions; and existing and proposed Treasury regulations, each as available and in effect on the date of this prospectus supplement. Changes to any of the foregoing after the date of this prospectus supplement may affect the tax consequences described below, possibly with retroactive effect.

     This description provides general information only and is directed solely to original holders purchasing notes at the issue price. The issue price is the first price to the public at which a substantial amount of the notes are sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

     This description discusses only notes held as capital assets. This description does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances. This description also does not discuss all of the tax consequences that may be relevant to holders subject to special rules, such as (1) certain financial institutions, (2) real estate investment trusts, (3) regulated investment companies, (4) grantor trusts, (5) insurance companies, (6) dealers or traders in securities or currencies, (7) persons holding notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction or (8) persons who have ceased to be United States citizens or to be taxed as resident aliens.

     If you are considering the purchase of notes, you should consult your tax advisor with regard to the application of the United States federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

UNITED STATES HOLDERS

     For purposes of this discussion, a United States holder means a beneficial owner of a note that is for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation or a partnership created in or organized under the laws of the United States, any state thereof or the District of Columbia;

     - an estate the income of which is subject to United States federal income taxation regardless of its source;

     - a trust if it has validly elected to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions; or

     - a person otherwise subject to United States federal income taxation on a net income basis in respect of a note.

     If a partnership holds a note, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

     A Non-United States holder is a beneficial owner of a note that is not a United States holder.

  Interest on Notes

     If you are a United States holder, interest on a note generally is taxable to you as ordinary interest income at the time it is accrued or is received in accordance with your usual method of accounting for tax purposes.

     If Canadian withholding taxes are imposed on payments on the notes, the eligibility of a United States holder for a United States foreign tax credit with respect to such taxes may be limited because, for United States foreign tax credit purposes, interest paid under the notes would constitute income from sources within the United States. Moreover, if such Canadian withholding taxes are imposed on interest payments under the notes at a rate that equals or exceeds 5%, such interest income would constitute "high withholding tax interest" for United States foreign tax credit purposes. Alternatively, a United States holder may be entitled to a deduction for United States federal income tax purposes with respect to any such Canadian withholding taxes. The calculation of foreign tax credits or deductions involves the application of complex rules that depend on a United States holder's particular circumstances. Accordingly, you are urged to consult your tax advisor regarding the creditability or deductibility of such taxes.

  Sale, Exchange or Retirement of the Notes

     If you are a United States holder and you sell or exchange your note or it is retired, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the notes. Amounts attributable to accrued interest are treated as interest as described under "Interest on Notes" above. If you are a United States holder, your adjusted tax basis in a note generally will equal the cost of the note to you.

     In general, gain or loss realized on the sale, exchange or retirement of a note will be capital gain or loss. You should consult your tax advisor regarding the treatment of capital gains which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates. In addition, you should consult your tax advisor regarding the treatment of capital losses, the deductibility of which is subject to limitations.

NON-UNITED STATES HOLDERS

  Interest on Notes

     Subject to the discussion under "Backup Withholding and Information Reporting" below, if you are a Non-United States holder, but are not:

     - a controlled foreign corporation related to Burlington Resources Finance Company by stock ownership;

     - a shareholder owning actually or constructively 10% or more of the total combined voting power of all classes of stock of Burlington Resources Finance Company entitled to vote; or

     - a bank which acquired notes in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and receive an interest payment from Burlington Resources Finance Company, you will not be subject to United States federal income or withholding tax provided that: (1) the interest is not effectively connected with the conduct of a trade or business within the United States and (2) you provide valid certifications meeting the requirements of the Internal Revenue Code or otherwise qualify for an exemption.

     If you are engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, you will be subject to United States federal income tax on the interest on a net income basis in the same manner as if you were a United States holder. In addition, a Non-United States holder that is a foreign corporation may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of its earnings and profits effectively connected with its United States trade or business, including any premium and interest on a note, for the taxable year, subject to adjustments.

  Sale, Exchange or Retirement of the Notes

     As a Non-United States holder, you will not be subject to United States federal income tax on gain recognized on a sale, exchange or retirement of a note unless (1) such gain is effectively connected with the conduct of a trade or business within the United States or (2) you are an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met.

     A Non-United States holder that is a foreign corporation may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of its earnings and profits effectively connected with its United States trade or business, including any gain recognized on a sale, exchange or retirement of a note, for the taxable year, subject to adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A 31% backup withholding tax and information reporting requirements apply in the case of certain non-corporate United States persons to certain payments of principal of, and interest on, an obligation, and of proceeds of the sale of an obligation before maturity. If you are a United States person that is not a corporation or other "exempt recipient," backup withholding will apply to you if you:

     - fail to furnish your Taxpayer Identification Number ("TIN") which in the case of an individual is your Social Security Number,

     - furnish an incorrect TIN,

     - are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends, or

     - under certain circumstances, fail to certify, under penalty of perjury, that you furnished a correct TIN and have not been notified by the Internal Revenue Service that you are subject to backup withholding.

     Under current Treasury regulations, if you are not a United States person, backup withholding will not apply to payments on notes that we or any paying agent make outside the United States, provided that you have provided valid certifications of your foreign status meeting the requirements of the Internal Revenue Code or otherwise qualify for exemption and neither we nor the paying agent has actual knowledge or reason to know that you are a United States person for purposes of such backup withholding tax requirements.

     If provided by a beneficial owner, the certification must give the name and address of such owner, state that such owner is not a United States person, or, in the case of an individual, that such person is neither a citizen or resident of the United States, and must be signed by the owner under penalties of perjury. If provided by a financial institution, other than a financial institution that is a qualified intermediary, the certification must state that the financial institution has received from the beneficial owner the certificate set forth in the preceding sentence, set forth the information contained in such certificate (and include a copy of such certificate), and be signed by an authorized representative of the financial institution under penalties of perjury. Generally, the furnishing of the names of the beneficial owners of the notes that are not United States persons and a copy of such beneficial owner's certificate by a financial institution will not be required where the financial institution is a qualified intermediary which has entered into a withholding agreement with the Internal Revenue Service pursuant to the Treasury regulations.

     In the case of payments to a foreign partnership, a foreign simple trust, or a foreign grantor trust, other than payments to a foreign partnership, a foreign simple trust, or a foreign grant trust that qualifies as a withholding foreign partnership or a withholding foreign trust within the meaning of the Treasury regulations and payments to a foreign partnership, a foreign simple trust, or a foreign grantor trust that are effectively connected with the conduct of a trade or business in the United States, the partners of these partnerships, the beneficiaries of the foreign simple trust, or the persons treated as the owners of the foreign grantor trust, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from withholding and backup withholding tax requirements.

     In addition, if the foreign office of a foreign broker pays the proceeds of the sale of a note to the seller of the note, backup withholding and information reporting will not apply, provided that the broker (1) derives less than 50% of its gross income for certain periods from the conduct of trade of business in the United States, (2) is not a controlled foreign corporation and (3) is not a foreign partnership (a) one or more of the partners of which, at any time during its tax year, is a United States person who, in the aggregate, holds more than 50% of the income or capital interest in the partnership or (b) which, at any time during its tax year, is engaged in the conduct of trade or business in the United States. Moreover, the payment by the foreign office of other brokers of the proceeds of the sale of the notes (including any accrued but unpaid interest), will not be subject to backup withholding, unless the payor has actual knowledge or reason to know that the payee is a United States person.

     Principal and interest so paid by the United States office of a custodian, nominee or agent, or the payment of the proceeds of a sale of a note by the United States office of a broker, is subject to backup withholding, unless the beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Prospective investors should consult their own tax advisors concerning the tax consequences of their particular situations.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Bennett Jones LLP, Calgary, Alberta, Canada, special Canadian tax counsel to Burlington Resources Finance Company, that the following summary addresses the material Canadian federal income tax considerations to persons who are non-residents of Canada of purchasing, owning and disposing of notes which constitute capital property, for the purpose of the Income Tax Act (Canada) (the "ITA"), to such persons. This summary is based on the current provisions of the ITA and the regulations thereunder, the understanding of Bennett Jones LLP of the current assessing and administrative practices of Canada Customs and Revenue Agency ("CCRA") and all specific proposals to amend the ITA and the regulations thereunder publicly announced by the Minister of Finance (Canada) before the date of this prospectus supplement. This summary does not otherwise take into account or anticipate changes in the law or in the assessment and administrative practices of CCRA, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any holder of notes. This summary is not applicable to any holder other than an initial holder who purchases notes pursuant to the offering.

     The payment of interest, premium, if any, and principal by Burlington Resources Finance Company on the notes to initial holders who are non-residents of Canada with whom Burlington Resources Finance Company is dealing at arm's length, within the meaning of the ITA, at the time of making the payment will be exempt from non-resident withholding tax under the ITA. For the purposes of the ITA, related persons (as defined therein) are deemed not to deal at arm's length and it is a question of fact whether persons not related to each other deal at arm's length.

     No other tax on income (including capital gains) will be payable under the ITA in respect of the holding, repayment, redemption or disposition of the notes, or the receipt of interest, premium, if any, or principal thereon by holders who are not resident, or deemed to be resident, in Canada and who do not use or hold, and are not deemed to use or hold, the notes in carrying on business in Canada, for the purpose of the ITA, except that in certain circumstances, holders who are non-resident insurers carrying on business in Canada, and elsewhere, may be subject to such taxes.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and Burlington Resources Finance Company has agreed to sell to such underwriter, the principal amount of notes set forth opposite the name of such underwriter.

                                                       PRINCIPAL AMOUNT
NAME                                                       OF NOTES
----                                                   ----------------
Salomon Smith Barney Inc. ...........................      $
Banc of America Securities LLC.......................
Chase Securities Inc. ...............................
Morgan Stanley & Co. Incorporated....................
CIBC World Markets Corp. ............................
Fleet Securities, Inc. ..............................
RBC Dominion Securities Corporation..................
Scotia Capital (USA) Inc. ...........................
TD Securities (USA) Inc..............................
                                                           --------
          Total......................................      $
                                                           ========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price
less a concession not in excess of   % of the principal amount of the notes. The
underwriters may allow, and such dealers may reallow a concession not in excess
of   % of the principal amount of the notes on sales to certain other dealers.
After the initial offering of the notes to the public, the public offering price and such commissions and concessions may be changed by the underwriters.

     The following table shows the underwriting commissions (in addition to those set forth in the preceding paragraph) to be paid to the underwriters by Burlington Resources Finance Company in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                       PAID BY BURLINGTON
                                                       RESOURCES FINANCE
                                                            COMPANY
                                                       ------------------
Per note............................................                %

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     Burlington Resources Finance Company estimates that its total expenses of this offering will be $150,000.

     Citibank, N.A., the trustee for the notes, is an affiliate of Salomon Smith Barney Inc., one of the underwriters. In addition, the underwriters have performed certain investment banking and advisory services for Burlington Resources from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for Burlington Resources and/or its affiliates in the ordinary course of their business.

     Burlington Resources Finance Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities. Burlington Resources has agreed to guarantee this indemnity obligation.

                                 LEGAL MATTERS

     The legality of the notes will be passed upon for us by Bennett Jones LLP, Calgary, Alberta, Canada, with respect to various matters of Canadian law and Cahill Gordon & Reindel, New York, New York, with respect to various matters of United States law. Kenneth W. Orce, a member of Burlington Resources' board of directors, is a senior partner of Cahill Gordon & Reindel and, as of December 31, 2000, beneficially owned 34,877 shares of Burlington Resources common stock, including 22,252 currently exercisable options. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The audited financial statements incorporated by reference in the registration statement of which the accompanying prospectus is a part, except as they relate to Burlington Resources Canada Energy Ltd. (formerly Poco Petroleums Ltd.), have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Burlington Resources Canada Energy Ltd., by KPMG LLP, independent accountants. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

PROSPECTUS

                                 $1,000,000,000

                           BURLINGTON RESOURCES INC.
                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK

                         BURLINGTON RESOURCES CAPITAL I
                        BURLINGTON RESOURCES CAPITAL II
              TRUST PREFERRED SECURITIES FULLY AND UNCONDITIONALLY
                    GUARANTEED BY BURLINGTON RESOURCES INC.

                      BURLINGTON RESOURCES FINANCE COMPANY
                   DEBT SECURITIES FULLY AND UNCONDITIONALLY
                    GUARANTEED BY BURLINGTON RESOURCES INC.

     Burlington Resources Inc. may offer, from time to time, in one or more series

      - unsecured senior debt securities;
      - unsecured subordinated debt securities;
      - shares of common stock; and
      - shares of preferred stock.

     From time to time, the Burlington Resources trusts may offer trust preferred securities fully and unconditionally guaranteed on a subordinated basis by Burlington Resources Inc.

     From time to time, Burlington Resources Finance Company may offer and sell debt securities in one or more series, consisting of notes, debentures or other evidences of indebtedness. The debt securities will be fully and unconditionally guaranteed by Burlington Resources Inc.

     The securities:

      - will have a maximum aggregate offering price of $1,000,000,000;
      - will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;
      - may be denominated in U.S. dollars or in other currencies or currency units;
      - may be offered separately or together, or in separate series; and
      - may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.
                             ---------------------

     Burlington Resources Inc.'s common stock is listed on the New York Stock Exchange under the symbol "BR."
                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

     The securities may be sold directly, through agents from time to time or through underwriters and/or dealers. If any agent of the issuers or any underwriter is involved in the sale of the securities, the name of the agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement.
                             ---------------------

          This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement.

                The date of this prospectus is February 6, 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT. NO PERSON IS AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION OR TO OFFER ANY SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE RESPECTIVE DATES ON THE FRONT OF THOSE DOCUMENTS. IN THIS PROSPECTUS, REFERENCES TO "BURLINGTON RESOURCES" MEAN BURLINGTON RESOURCES INC., REFERENCES TO "BURLINGTON RESOURCES FINANCE COMPANY" MEAN BURLINGTON RESOURCES FINANCE COMPANY, REFERENCES TO THE "BURLINGTON RESOURCES TRUSTS" MEAN, COLLECTIVELY, BURLINGTON RESOURCES CAPITAL I AND BURLINGTON RESOURCES CAPITAL II, AND REFERENCES TO "WE," "US" AND "OUR" MEAN, COLLECTIVELY, BURLINGTON RESOURCES, BURLINGTON RESOURCES FINANCE COMPANY AND THE BURLINGTON RESOURCES TRUSTS. UNLESS OTHERWISE STATED, THE DOLLAR AMOUNTS AND FINANCIAL DATA CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT ARE PRESENTED IN U.S. DOLLARS.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    2
Incorporation of Certain Documents By Reference.............    3
Forward-Looking Statements..................................    4
Burlington Resources........................................    4
The Burlington Resources Trusts.............................    4
Burlington Resources Finance Company........................    5
Use of Proceeds.............................................    5
Ratio of Earnings to Fixed Charges..........................    6
Description of Debt Securities..............................    6
Description of Capital Stock of Burlington Resources........   17
Description of Trust Preferred Securities and Trust
  Guarantees................................................   21
Plan of Distribution........................................   24
Legal Matters...............................................   25
Experts.....................................................   25

                             ---------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a joint registration statement with the Securities and Exchange Commission; however, we did not include separate financial statements of the Burlington Resources trusts or of Burlington Resources Finance Company in this prospectus because:

     - all of the voting rights of the Burlington Resources trusts and Burlington Resources Finance Company will be owned by Burlington Resources, either directly or through wholly-owned subsidiaries of Burlington Resources, which files regular reports with the Securities and Exchange Commission;

     - neither of the Burlington Resources trusts nor Burlington Resources Finance Company has any operations other than transferring funds to Burlington Resources' subsidiaries; and

     - Burlington Resources will fully and unconditionally guarantee the Burlington Resources trusts' and Burlington Resources Finance Company's obligations and the rights of holders.

     Each time we offer to sell securities, whether by the Burlington Resources trusts, Burlington Resources Finance Company or Burlington Resources, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including any guarantees. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

     Burlington Resources trusts and Burlington Resources Finance Company are not required to file periodic and other documents under the Securities Exchange Act of 1934. Burlington Resources does not intend to include in its consolidated financial statements any separate financial information regarding the Burlington Resources trusts or Burlington Resources Finance Company. Also, in view of Burlington Resources' guarantees, neither of the Burlington Resources trusts nor Burlington Resources Finance Company intend to furnish holders of the debt securities with separate financial statements or other reports.

     This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For more information about Burlington Resources, the Burlington Resources trusts, Burlington Resources Finance Company and the securities covered by this prospectus, you should see the registration statement and the exhibits and schedules. Any statement made in this prospectus concerning the provisions of the documents may be incomplete, and you should refer to the copy of such documents filed as an exhibit to the registration statement with the SEC.

     Burlington Resources files annual, quarterly and special reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. You may also read and copy any document we file at these rooms located at:

      -- 450 Fifth Street, N.W., Washington, DC 20549;

      -- 7 World Trade Center, New York, NY 10048; and

      -- Citicorp Center, 500 W. Madison St., Chicago, IL 60661.

     You can also inspect these materials at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file with the SEC after the date of this prospectus will automatically update and supersede this information.

     We incorporate by reference the following documents and any of Burlington Resources' future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:

     - Burlington Resources' Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1999, including the Form 10-K/A filed February 2, 2001;

     - Burlington Resources' Reports on Form 10-Q for the quarters ended March 31, 2000 (as amended), June 30, 2000 and September 30, 2000;

     - The description of Burlington Resources common stock contained in Burlington Resources' Rule 424(b) Prospectus, dated July 7, 1988; and

     - The description of Burlington Resources' rights agreement contained in Burlington Resources' Registration Statement on Form 8-A filed with the SEC on December 18, 1998.

     On request, we will provide without charge a copy of any or all of the above documents incorporated by reference (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Send your written or oral requests to: Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056, telephone: (713) 624-9500.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These projections and statements reflect our current views with respect to future events and financial performance. We can not assure you, however, that these events will occur or that these projections will be achieved, and our actual results could differ materially from those projected because of various risks, uncertainties and other important factors. These risks, uncertainties and factors include:

     - fluctuations in commodity pricing and demand;

     - risks associated with exploring for, developing and producing crude oil and natural gas;

     - risks associated with large development projects;

     - risks inherent in foreign operations such as changes in laws, policies, regulations, taxation and political climate;

     - competition for raw materials and customers in the crude oil and natural gas industry;

     - changes in laws and regulations affecting our operations;

     - potential environmental liabilities; and

     - outcome of pending or threatened litigation.

     Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read the description of these factors under the caption "Forward-Looking Statements" in Burlington Resources' latest Annual Report on Form 10-K.

                              BURLINGTON RESOURCES

     Burlington Resources is a holding company engaged, through its principal subsidiaries, Burlington Resources Oil & Gas Company LP, The Louisiana Land and Exploration Company, Burlington Resources Canada Energy Ltd. and their affiliated companies, in the exploration, development, production and marketing of crude oil and natural gas.

     Burlington Resources' principal executive offices are located at 5051 Westheimer, Suite 1400, Houston, Texas 77056, telephone: (713) 624-9500.

                        THE BURLINGTON RESOURCES TRUSTS

     Each of Burlington Resources Capital I and Burlington Resources Capital II is a statutory business trust formed under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State. Each trust's business is defined in a declaration of trust which has been executed by Burlington Resources, as sponsor for each of the trusts, and the trustees for each of the trusts. Unless stated otherwise in the prospectus supplement, each trust exists exclusively to:

     - issue and sell the trust preferred securities and the trust common securities;

     - invest the gross proceeds of the sale of the trust preferred securities and trust common securities in a specific series of subordinated debt securities; and

     - engage in only those other activities necessary or incidental to carrying out the first two purposes.

     All of the trust common securities will be owned by Burlington Resources. The trust common securities will rank equally, and payments will be made on the trust common securities pro rata, with the trust preferred securities. However, upon an event of default under the declaration of a particular trust, holders of the trust preferred securities have a right to be paid before the holders of the trust common securities on distribution and on liquidation, redemption and otherwise.

     Burlington Resources will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 1% of the total capital of each trust. Each trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable declaration of trust.

     Each trust's business and affairs will be conducted by its trustees, whose obligations and duties will be governed by the declaration of trust. The holder(s) of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each trust. At least one of the trustees of each of the trusts will be a person who is an employee or officer of or an affiliate of Burlington Resources. One trustee of each trust will be a financial institution that is not affiliated with Burlington Resources and will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended. A more detailed description of these provisions will be contained in the prospectus supplement.

     Unless the property trustee maintains a principal place of business in Delaware and otherwise meets the requirements of applicable law, one trustee of each trust will be either an individual or a company who has a residence or a principal place of business in Delaware. Burlington Resources will pay all fees and expenses related to each trust and the offering of securities. Unless otherwise set forth in the prospectus supplement, the property trustee will be Chase Bank of Texas, National Association, and the Delaware trustee will be Chase Manhattan Bank Delaware. The office of the Delaware trustee is 1201 Market Street, Wilmington, Delaware 19801.

     The principal place of business of the Burlington Resources trusts are c/o Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056, telephone: (713) 624-9500.

                      BURLINGTON RESOURCES FINANCE COMPANY

     Burlington Resources Finance Company is an unlimited liability company organized in February 2000 under the laws of Nova Scotia, Canada. Burlington Resources Finance Company is a direct wholly-owned subsidiary of Burlington Resources. Burlington Resources Finance Company will issue debt securities which securities will be guaranteed by Burlington Resources.

     The principal place of business of Burlington Resources Finance Company is c/o Burlington Resources Canada Energy Ltd., Suite 3700, 250-6th Avenue, S.W., Calgary, Alberta T2P 3H7, Canada, telephone: (403) 260-8000.

                                USE OF PROCEEDS

     Unless we set forth other uses of proceeds in the prospectus supplement, we will use the net proceeds of the sale of the securities described in this prospectus and any prospectus supplement for general corporate purposes. These may include the reduction of outstanding indebtedness, working capital increases, capital expenditures or acquisitions. Unless we set forth other uses of proceeds in the prospectus supplement, each Burlington Resources trust will use all proceeds received from the sale of trust preferred securities to purchase subordinated debt securities of Burlington Resources. We intend to use the net proceeds from the sale of subordinated debt securities for the general corporate purposes described above.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Burlington Resources' consolidated ratios of earnings to fixed charges for the indicated periods.

                                   YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------
        1999                 1998              1997              1996              1995
---------------------  ----------------  ----------------  ----------------  ----------------
        .94x                  --              3.36x             3.38x               --

     Total earnings available for fixed charges for the years ended 1998 and 1995 were inadequate to cover total fixed charges in the amount of approximately $638 million and $688 million, respectively. Total earnings available for fixed charges in 1998 and 1995 were inadequate to cover total fixed charges primarily as a result of the impairment of oil and gas assets related to the adoption of Statement of Financial Accounting Standard No. 121 ($706 million pretax or $390 million after tax in 1998 and $490 million pretax or $304 million after tax in
1995).

     For purposes of calculating the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations available for fixed charges, less equity in undistributed earnings of 20-50% owned companies, together with a portion of rent under long-term operating leases representative of an interest factor. Fixed charges represent interest expense, capitalized interest and a portion of rent under long-term operating leases representative of an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. Burlington Resources and Burlington Resources Finance Company may issue senior debt securities under indentures with Citibank, N.A., as trustee, or Burlington Resources may issue subordinated debt securities under an indenture with a trustee to be named in the prospectus supplement.

     We have summarized selected provisions of the indentures below. The summary is not complete. Burlington Resources' senior indenture has been filed, and before Burlington Resources Finance Company sells debt securities or Burlington Resources sells subordinated securities, the related indenture will be filed as an exhibit to or incorporated by reference to the registration statement of which this prospectus is a part. You should read the indentures for provisions that may be important to you.

     Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities. If you would like to read the indentures in their entirety, see "Where You Can Find More Information."

     For purposes of this section, the "issuer" means Burlington Resources, in the case of debt securities issued by Burlington Resources, and Burlington Resources Finance Company, in the case of debt securities issued by Burlington Resources Finance Company, while the "guarantor" means Burlington Resources, in the case of debt securities issued by Burlington Resources Finance Company, and has no meaning in the case of debt securities issued by Burlington Resources. Also, the term "indenture," in the case of debt securities issued by Burlington Resources Finance Company, includes the guarantee agreement pursuant to which the guarantor guarantees the debt securities.

GENERAL

     The debt securities will be unsecured obligations of the issuer. None of the indentures limit the amount of debt securities the issuer may issue.

     You should read the prospectus supplement relating to the particular series of debt securities for the following terms of the offered debt securities:

     - the title of the debt securities;

     - any limit upon the aggregate principal amount of the debt securities;

     - the dates on which the principal of the debt securities is payable;

     - the interest rate of the debt securities, or the method for calculating the interest rate, and the date or dates from which interest will accrue;

     - the interest payment dates and the record dates for the interest payment dates;

     - places where payments of the principal and interest, if any may be made on the debt securities;

     - the terms and conditions upon which the debt securities may be redeemed at the issuer's option or otherwise;

     - any mandatory or optional sinking fund or analogous provisions;

     - the denominations in which the debt securities are issuable;

     - whether any portion of the principal amount of such debt securities is payable upon declaration of the acceleration of the maturity thereof;

     - if other than U.S. dollars, the currency or currency units in which the debt securities are denominated and/or in which payment of the principal of (and premium, if any) and/or interest on the debt securities will or may be payable;

     - any deletions, modifications or additions to the events of default or covenants pertaining to the debt securities;

     - whether the debt securities will be convertible into or exchangeable for other securities or other property; and

     - any other terms not inconsistent with the indentures, including, without limitation, the addition of covenants applicable to the debt securities.

     Unless otherwise indicated in the prospectus supplement, the issuer will issue the debt securities only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. There will not be any service charge for any registration of transfer or exchange of debt securities, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge.

RANKING OF DEBT SECURITIES

     Burlington Resources' senior debt securities will be unsecured and will rank equally and ratably with Burlington Resources' other unsecured and unsubordinated debt.

     Burlington Resources' subordinated debt securities will be junior in right of payment to all of Burlington Resources' senior indebtedness to the extent described in the prospectus supplement.

     The debt securities issued by Burlington Resources Finance Company will be:

     - senior unsecured obligations of Burlington Resources Finance Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Burlington Resources Finance Company; and

     - guaranteed on a senior unsecured basis by Burlington Resources, which guarantee will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Burlington Resources.

     Dividend and other distributions to the issuer from the issuer's various subsidiaries may be subject to certain statutory, contractual and other restrictions (including, without limitation, exchange controls that may be applicable to foreign subsidiaries). The rights of the issuer's creditors to participate in the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the issuer may itself be a creditor with recognized claims against the subsidiary. In the case of debt securities issued by Burlington Resources Finance Company, the claims of holders under the guarantee by Burlington Resources will be effectively subordinated to the claims of creditors of Burlington Resources' subsidiaries other than Burlington Resources Finance Company. The indentures do not restrict the amount of indebtedness that Burlington Resources, Burlington Resources Finance Company or Burlington Resources' other subsidiaries may incur.

GUARANTEES

     Burlington Resources will fully and unconditionally guarantee to each holder of a debt security issued by Burlington Resources Finance Company and authenticated and delivered by the trustee the due and punctual payment of the principal of, and any premium and interest on, the debt security, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the debt securities and of the indenture.

     Burlington Resources will:

     - agree that, if an event of default occurs under the debt securities, its obligations under the guarantees will be absolute and unconditional and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the debt securities or the indenture or any supplement thereto,

     - waive its right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against Burlington Resources Finance Company before exercising their rights under the guarantees, and

     - agree to be subject to the restrictions set forth below under "Limitation of Liens" and "Merger, Amalgamation, Consolidation and Assumption" as if Burlington Resources was the "issuer."

COVENANTS

     The indentures contain, among others, the covenants summarized below, which will be applicable (unless waived or amended) to any series of debt securities which are outstanding, unless stated otherwise in the prospectus supplement relating to a particular series.

     Important Definitions. The following definitions will help in understanding the meaning of certain words and phrases used in the indenture covenants and discussed in the summary:

     The term "capital stock", as applied to the stock of any Person, means the capital stock of every class, whether now or authorized after the date of this prospectus, regardless of whether the capital stock is limited to a fixed sum or percentage with respect to rights of the holders of the capital stock to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of such Person.

     The term "consolidated net tangible assets" means the aggregate amount of assets of Burlington Resources and its subsidiaries (less applicable reserves and other properly deductible items) after deducting from the aggregate amount:

     - all current liabilities (excluding any which are by their terms extendible or renewable at the option of the obligor of the liability to a time more than 12 months after the time the amount of such liability is being computed), and

     - all goodwill, trade names, trademarks, patents, organization expenses and other like intangibles of Burlington Resources and its subsidiaries, all as set forth on the most recent balance sheet of

       Burlington Resources and its subsidiaries and computed in accordance with generally accepted accounting principles.

     The term "debt" means indebtedness for money borrowed.

     The term "lien" means any mortgage, pledge or lien.

     The term "principal property" means any oil, gas or mineral producing property, or any refining, processing, smelting or manufacturing facility, of the issuer or any restricted subsidiary located in the United States of America. The following are not included in the term "principal property":

     - property employed in transportation, distribution or marketing,

     - information and electronic data processing equipment,

     - any refinery, preparation plant, concentrator, smelter, mill or handling, processing or manufacturing facility in which the interests held by the issuer, or by one or more restricted subsidiaries or both and by others and the aggregate interest held by the issuer and all of its restricted subsidiaries does not equal or exceed 50%,

     - any property which in the opinion of the board of directors of the issuer is not materially important to the total business conducted by the issuer and its subsidiaries as an entirety or

     - any property or a portion of a particular property which in the opinion of the board of directors of the issuer is not materially important to the use or operation of such property.

     The term "restricted subsidiary" means a subsidiary of the issuer:

     - substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America,

     - which owns a principal property and

     - which has stockholders' equity exceeding 2% of consolidated net tangible assets of Burlington Resources.

     The term "stockholders' equity" means, with respect to any Person, stockholders' equity as computed in accordance with generally accepted accounting principles.

     The term "subsidiary" means a corporation in which a person and one or more of its subsidiaries own more than 50% of the outstanding voting stock, either directly or indirectly through intermediary subsidiaries.

     Limitation on Liens. The indentures provide that, so long as any debt securities issued under such indenture are outstanding, the issuer will not, and will not allow any of its restricted subsidiaries to, incur, issue, assume or guarantee any debt secured after the date of the applicable indenture by lien on any principal property of the issuer or any restricted subsidiary or any shares of capital stock of or debt of any restricted subsidiary, unless the issuer provides that the debt securities subject to the indenture and, if the issuer chooses, any other debt securities of the issuer or any restricted subsidiary which is not subordinated to such debt securities, are also secured equally and ratably with such secured debt.

     This restriction will not apply if, after giving effect to all such secured debt, the aggregate amount of such secured debt of the issuer and the restricted subsidiaries would not exceed 10% of consolidated net tangible assets.

     In addition, this restriction will not apply to the following and the following will be excluded from constituting secured debt in any computation under the immediately preceding paragraph, debt secured by:

          (1) liens on property or any interest in any property, construction on property or improvement to property to secure all or any part of the costs incurred after the date of the applicable indenture for surveying, exploration, drilling, mining or other extraction, development, construction, alteration, repair or improvement of, in, under or on such property or to secure debt incurred to provide funds for any such purpose

        (it being understood that, in the case of oil, gas or mineral properties, or interests in such properties, costs incurred after the date of the applicable indenture for development shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests, which facilities may include, without limitation:

           - any drilling equipment, production equipment and platforms or mining equipment, pipelines, pumping stations or other pipeline facilities;

           - terminals or warehouses or storage facilities;

           - bulk plants;

           - production, separation, dehydration, extraction, treating and processing facilities;

           - gasification or gas liquefying facilities, flares, stacks or burning towers;

           - flotation mills, crushers and ore handling facilities;

           - tank cars, tankers, barges, ships, trucks, automobiles, airplanes or other marine, automotive, aeronautical or other similar moveable facilities or equipment;

           - computer systems and associated programs or office equipment;

           - roads, airports and docks (including drydocks);

           - reservoirs or waste disposal facilities;

           - sewers, generating plants or electric lines;

           - telephone and telegraph lines, radio and other communications facilities;

           - townsites, housing facilities, recreation halls, stores and other related facilities; and

           - similar facilities and equipment of or associated with any of the above, whether or not in whole or in part located or from time to time located at or on such properties, projects, ventures or the situs of such other arrangements);

          (2) liens or the creation of encumbrances on an oil and/or gas or mineral producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments of purchase or sale of, or the transportation or distribution of, the products derived from such property;

          (3) liens on:

           - drilling equipment, production equipment and platforms or mining equipment, pipelines, pumping stations or other pipeline facilities;

           - terminals or warehouses or storage facilities;

           - bulk plants;

           - production, separation, dehydration, extraction, treating and processing facilities;

           - gasification or gas liquefying facilities, flares, stacks or burning towers;

           - flotation mills, crushers and ore handling facilities;

           - tank cars, tankers, barges, ships, trucks, automobiles, airplanes or other marine, automotive, aeronautical or other similar moveable facilities or equipment;

           - computer systems and associated programs or office equipment;

           - roads, airports and docks (including drydocks);

           - reservoirs or waste disposal facilities;

           - sewers, generating plants or electric lines;

           - telephone and telegraph lines, radio and other communications facilities;

           - townsites, housing facilities, recreation halls, stores and other related facilities;

           - real and personal property used primarily for purposes other than those of principal properties; and

           - similar facilities and equipment of or associated with any of the above, whether or not in whole or in part located or from time to time located at or on such properties, projects, ventures or the situs of such other arrangements;

          (4) liens on property existing at the time of acquisition of such property or mortgages to secure the payment of all or any part of the purchase price of such property or to secure any debt, incurred prior to, at the time of or within 24 months after the acquisition of such property for the purpose of financing all or any part of the purchase price of such property;

          (5) liens:

           - in favor of the United States of America, any State or municipality of the United States of America, or any other country or any political subdivision, department, agency or instrumentality of any of them to secure moneys borrowed from or by such authorities, whether or not such moneys are borrowed or the repayment of such moneys is guaranteed by the issuer or by any restricted subsidiary, including, without limitation, liens to secure debt issued, assumed or guaranteed in pollution control or industrial revenue bond financings, or

           - to secure the performance of any covenant or obligation to or in favor of or entered into at the request of such authorities where such security is required pursuant to any contract, order, direction, regulation or statute;

          (6) liens in existence prior to the date of the applicable indenture;

          (7) liens by any restricted subsidiary pursuant to the terms of any trust deed or similar document entered into by such restricted subsidiary, or by a predecessor of such restricted subsidiary, prior to the date when it became a subsidiary;

          (8) liens existing on any of the properties of, or on any shares of capital stock or debt of, a corporation (including, but not limited to, a restricted subsidiary) at the time when such corporation becomes a subsidiary or is consolidated with or merged into the issuer or a subsidiary or liens existing upon property, capital stock or debt at the time of acquisition of such;

          (9) liens which secure only indebtedness owing by a subsidiary to the issuer or by a subsidiary or the issuer to a subsidiary;

          (10) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to in the foregoing clauses (1) to (9) inclusive, so long as such extension, renewal or replacement of such lien is limited to all or any part of the same property, shares of capital stock or debt that secured the lien extended, renewed or replaced (plus improvements on such property);

          (11) pledges or deposits under workmen's compensation, unemployment insurance or similar statutes, mechanics', workmen's, repairmen's, materialmen's, carriers' or other similar liens arising in the ordinary course of business or deposits or pledges to obtain the release of any such liens;

          (12) liens:

            - created by or resulting from any litigation or other proceedings, including liens arising out of judgments or awards against the issuer or any restricted subsidiary, with respect to which the issuer or such restricted subsidiary is in good faith prosecuting an appeal or proceeding for review, or

            - incurred by the issuer or any restricted subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the issuer or such restricted subsidiary is a party;

          (13) liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings, landlord's liens on property held under lease, and other liens of a nature similar to those described above in this clause (13) which do not, in the opinion of the issuer or such restricted subsidiary, materially impair the use of such property in the operation of the business of the issuer or such restricted subsidiary or the value of such property for the purpose of such business;

          (14) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the issuer or any restricted subsidiary; and

          (15) liens secured by pipeline assets of El Paso Natural Gas Company.

     Under the indentures, the following types of transactions, among others, will not be deemed to create debt secured by a lien: the sale (including any forward sale) or other transfer of

     - oil, gas, gold or other minerals, whether in place or when produced, for a period of time until, or in an amount such that, the purchaser will realize from such oil, gas, gold or other minerals a specified amount of money (however determined) or a specified amount of such minerals, or

     - any other interest in property of the character commonly referred to as a "production payment," "ore payment," "royalty interest," "overriding royalty interest," or "mineral payment," or farmouts, the creation of working interest, joint operating or unitization agreements, or other similar transactions.

MERGER, AMALGAMATION, CONSOLIDATION AND ASSUMPTION

     The issuer may, without the consent of any holders of outstanding debt securities, consolidate or amalgamate with or merge into, or sell or convey their respective assets substantially as an entirety to, any other corporation, partnership, limited liability company, unlimited liability company or trust, provided that:

     - the person formed by such consolidation or amalgamation or into which the issuer is merged or which acquires the issuer's assets expressly assumes the issuer's obligations, as the case may be, on the debt securities and under the indentures; and

     - other conditions described in the indentures are met.

     Additionally, Burlington Resources Finance Company, in the case of debt securities issued by it, may assign all of its obligations under the debt securities and the indenture to Burlington Resources or any of its subsidiaries, provided that the person to which such obligations are assigned expressly assumes Burlington Resources Finance Company's obligations under the debt securities and the indenture and other conditions described in the indenture are met.

     Upon compliance with these provisions, the issuer will be relieved of its obligations under the indentures and the debt securities.

EVENTS OF DEFAULT; RIGHTS ON DEFAULT

     Each of the indentures defines an event of default with respect to debt securities of any series as any of the following events:

     - the issuer fails to pay interest for 30 days after it is due;

     - the issuer fails to pay principal when due;

     - the issuer fails to deposit any sinking fund payment when due, if applicable to the series of debt securities;

     - the issuer or the guarantor, if any, defaults for 90 days after appropriate notice in the performance of any other covenant in the debt securities, the applicable indenture or the guarantee agreement, as applicable;

     - the issuer or the guarantor, if any, has an event of bankruptcy, insolvency or reorganization; or

     - the guarantee, if any, ceases to be in full force and effect (other than in accordance with the terms of the guarantee agreement) or the guarantor denies or disaffirms its obligations under the guarantee.

     If an event of default occurs with respect to a particular series (but not all series) of debt securities as a result of a failure to make a principal or interest payment or because of a failure to perform another covenant, the principal amount of all outstanding debt securities of that particular series and accrued interest may be declared due and payable immediately by either:

     - the trustee; or

     - the holders of at least 25% in principal amount of that series.

     If an event of default occurs with respect to all series of debt securities as a result of a failure to perform a covenant or because of bankruptcy, insolvency or reorganization, the principal amount of all outstanding debt securities and accrued interest may be declared due and payable immediately by either:

     - the trustee; or

     - the holders of at least 25% in principal amount of all outstanding debt securities under the indenture.

     The holders of a majority in principal amount of the outstanding debt securities of any series affected, with each series voting as a separate class, have the power to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the direction must not conflict with any rule of law or the indentures. Before proceeding to exercise any right or power under the indentures at the direction of the holders, the trustee will be entitled to receive from the holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with their direction.

     The issuer and the guarantor, if any, must furnish the trustee annually with a statement that, to the best knowledge of the officers signing the statement, the issuer or the guarantor, as the case may be, is not in default in the performance of the terms of the indentures or, if the officers know that the issuer or the guarantor, as the case may be, is in default, specifying the default. The indentures require the trustee to give to all holders of outstanding debt securities notice of any default by the issuer or the guarantor unless the default has been cured or waived. However, except for a default in the payment of principal of or interest on any outstanding debt securities, the trustee can withhold notice if the board of directors, the executive committee or a trust committee of directors or officers of the trustee in good faith determine that withholding notice is in the interest of the holders of the outstanding debt securities.

DEFEASANCE

     If any series of debt securities have either:

     - become due and payable or are by their terms due and payable within one year; or

     - are to be called for redemption within one year,

the indentures provide that the issuer may discharge substantially all of its or the guarantor's, if any, obligations to holders of these series of debt securities that have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee enough funds to pay the principal of and interest on the debt securities when the series matures.

     The issuer can also discharge substantially all of its and the guarantor's, if any, obligations for any series of debt securities, including its or the guarantor's, if any, obligations under the covenants in the indentures, by irrevocably depositing with the trustee enough funds to pay the principal of and interest on the debt securities when the series matures. The issuer must also obtain an opinion of counsel or a favorable ruling of the Internal Revenue Service to the effect that as a result of the defeasance, holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes, and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

CHANGES IN CONTROL AND HIGHLY LEVERAGED TRANSACTIONS

     The indentures do not contain provisions requiring the issuer or the guarantor, if any, to redeem or to adjust the terms of the debt securities upon a change in control.

     Other than restrictions on liens described under "-- Covenants" above, the indentures do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction.

MODIFICATION OF THE INDENTURES

     The indentures and the guarantee agreement provide that the issuer, the guarantor, if any, and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

     - secure any of the debt securities;

     - evidence the assumption by a successor corporation of the issuer's or the guarantor's obligations, as the case may be, as described under "-- Merger, Amalgamation, Consolidation and Assumption" above;

     - add covenants and events of default for the protection of the holders of all or any particular series of debt securities;

     - change or eliminate any of the provisions of the indentures, provided that any such change or elimination shall become effective only after there are no debt securities of any series entitled to the benefit of such provision outstanding;

     - establish the forms or terms of debt securities of any series;

     - cure any ambiguity or correct any inconsistency in the indentures; or

     - evidence the acceptance of appointment by a successor trustee.

     The indentures and the guarantee agreement also contain provisions permitting the issuer, the guarantor, if any, and the trustee to add any provisions to, or change in any manner or eliminate any of the provisions of, the indentures or the guarantee agreement, as the case may be, or modify in any manner the rights of the holders of such debt securities with the consent of the affected holders of at least a majority in principal amount of all series of debt securities then outstanding, with each such series voting as a separate class. However, the issuer, the guarantor, if any, and the trustee may not, without the consent of the affected holder of each outstanding debt security:

     - change the stated maturity of the principal of or any installment of interest on any debt security;

     - reduce the principal amount;

     - reduce the rate of interest;

     - change the place of payment where, or the coin or currency in which, interest is payable;

     - impair the right to institute suit for the enforcement of any payment when due;

     - reduce the percentage in principal amount of debt securities requiring consent of holders for any modification; or

     - release the guarantee, if any, except in compliance with the terms of the guarantee agreement and the indenture.

BOOK-ENTRY DEBT SECURITIES -- REGISTRATION, TRANSFER, EXCHANGE AND PAYMENT

     The issuer intends to issue each series of its debt securities in "book-entry" form, represented by one or more global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. However, the issuer reserves the right to issue debt securities in certificate form registered in the names of the holders of the debt securities.

     Ownership of beneficial interests in the global certificates representing the particular series of debt securities will be limited to persons who have accounts with DTC ("participants"), or persons that may hold interests through participants. DTC will keep on its computerized book-entry and transfer system a record of the principal amounts of debt securities held in the accounts of the participants. Participants, in turn, will keep records of the interests of their clients who have purchased debt securities through them. Beneficial interests in the global certificates may be shown only on, and may be transferred only through, records maintained by DTC and its participants. The laws of some states require that certain purchasers of securities take delivery of the securities only in certificate form. These laws may limit the ability of holders of beneficial interests in the global certificates to transfer those interests to certain persons who might otherwise wish to purchase those interests.

     DTC has provided the issuer the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     Payments of interest and principal will be made to DTC, who in turn will credit payment to the accounts of its participants. It is DTC's current practice, upon receipt of any payment of principal or

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

interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global certificates as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with certificates on a record date, by using an omnibus proxy. Payments by participants to holders of beneficial interests in the global certificates, and voting by participants, will be governed by the customary practices between the participants and holders of beneficial interests, as is the case with securities held for the account of customers registered in "street names."

     The issuer, the trustee and the paying agent will treat DTC as the sole owner of the global certificates for all purposes. Accordingly, the issuer, the trustee and any paying agent will have no responsibility or liability:

     - for the records relating to beneficial ownership interests in the global certificates; or

     - for the payments of principal and interest due for the accounts of beneficial holders of interest in the global certificates.

     Unless the issuer decides to issue the debt securities in certificate form, the global certificates representing a series of debt securities may not be transferred. However, a global certificate may be transferred by DTC to its nominees or successors.

     A series of debt securities represented by global certificates will be exchangeable for debt securities in certificate form with the same terms in authorized denominations only if:

     - DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law, and we do not appoint a successor depositary within 90 days; or

     - The issuer decides not to require all of the debt securities of a series to be represented by global certificates and notifies the trustee of that decision.

     The issuer has obtained the foregoing information concerning DTC and DTC's book-entry system from DTC and other sources it believes reliable, but we take no responsibility for the accuracy of this information.

APPLICABLE LAW

     The debt securities and the indentures will be governed by and construed in accordance with the law of the State of New York.

SENIOR TRUSTEE

     Citibank, N.A. is the trustee under the indentures for Burlington Resources' and Burlington Resources Finance Company's senior debt securities. Citibank, N.A. serves as trustee under various indentures relating to our obligations. We have customary banking relationships with Citibank, N.A., including its participation as one of the agent banks in our revolving credit agreements.

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

              DESCRIPTION OF CAPITAL STOCK OF BURLINGTON RESOURCES

     Burlington Resources' certificate of incorporation authorizes the issuance of 325,000,000 shares of common stock and 75,000,000 shares of preferred stock, of which 3,250,000 shares are designated Series A Junior Participating Preferred Stock. Burlington Resources has two outstanding classes of securities that entitle holders to vote generally at meetings of the Company's stockholders: common stock, par value $.01 per share; and special voting stock, par value $.01 per share. A single share of special voting stock was issued to CIBC Mellon Trust Company, as trustee under a voting and exchange trust agreement for the benefit of holders of exchangeable shares issued by our wholly-owned subsidiary, Burlington Resources Canada Inc., in connection with Burlington Resources' November 1999 acquisition of Poco Petroleums Ltd. The common stock and the voting share vote together as a single class on all matters except when Delaware law requires otherwise. Each share of common stock outstanding is entitled to one vote. The voting share is entitled to one vote for each exchangeable share outstanding (other than those held by Burlington Resources or any entity controlled by it). The trustee is required to vote the voting share in the manner that holders of exchangeable shares instruct, and to abstain from voting in proportion to the exchangeable shares for which the trustee does not receive instructions. As of December 31, 2000, there were 210,586,466 shares of common stock outstanding held by approximately 17,856 holders of record, excluding holders whose shares of record are held by brokers. As of December 31, 2000, 4,958,891 exchangeable shares were outstanding and entitled to give voting instructions to the trustee. As of the date of this prospectus, there were no shares of preferred stock issued or outstanding except for the special voting stock. Because the following description of our capital stock is a summary, it does not contain all the information that may be important to you. You should read the following documents for more complete information:

     - Burlington Resources' certificate of incorporation, as amended;

     - Burlington Resources' by-laws, as amended; and

     - the Rights Agreement, effective December 16, 1998, as amended, between Burlington Resources and BankBoston, N.A., as Rights Agent.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends as may be declared by Burlington Resources' board of directors out of legally available funds. In the event of Burlington Resources' liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities and no redemption provisions apply to the common stock. All of the outstanding shares of common stock are, and the shares offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

     Burlington Resources' certificate of incorporation authorizes its board of directors to issue shares of preferred stock in one or more series. The board of directors is authorized to designate, for each series of preferred stock, the number of shares of such series, the voting powers, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions. You should read the certificate of designation relating to a particular series of preferred stock for specific terms.

     Burlington Resources has no present plans to issue any of the preferred stock, except as required under the Rights Agreement.

SPECIAL VOTING STOCK

     A series of preferred stock, consisting of one share, has been designated as special voting stock, having a par value of $.01 per share and a liquidation preference of $.01 per share. Except as otherwise required

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

by law or Burlington Resources' certificate of incorporation, the one share of special voting stock possesses a number of votes for the election of directors and on all other matters submitted to a vote of our shareholders equal to the number of outstanding exchangeable shares from time to time not owned by Burlington Resources or any entity controlled by Burlington Resources. The holders of shares of our common stock and the holder of the special voting stock vote together as a single class on all matters except when Delaware law otherwise requires. In the event of any liquidation, dissolution or winding-up of Burlington Resources, all outstanding exchangeable shares will automatically be exchanged for shares of Burlington Resources' common stock, and the holder of the special voting stock will not be entitled to receive any of our assets available for distribution to its stockholders. The holder of the special voting stock is not entitled to receive dividends. The one share of special voting stock has been issued to CIBC Mellon Trust Company, as trustee, under the voting and exchange trust agreement. At such time as the one share of special voting stock has no votes attached to it because there are no exchangeable shares outstanding not owned by Burlington Resources or any entity controlled by Burlington Resources, the share of special voting stock will be canceled.

RIGHTS AGREEMENT

     Each share of common stock currently has a right associated with it. Generally, each right consists of the right to purchase, for $200, 1/100 of a share of Burlington Resources Series A Junior Participating Preferred Stock. The terms of the rights are set forth in the rights agreement.

     The rights may be exercised only if the distribution date occurs. The distribution date is the earlier of either:

     - the first date that it is publicly announced that a person or group has acquired 15% or more of Burlington Resources' voting power; or

     - the date that is 10 business days (or a later date selected by our board of directors) after a person or group begins, or announces an intention to begin, a tender or exchange offer for 15% or more of Burlington Resources' voting power.

     If a person or group acquires 15% or more of our voting power without the prior approval of the board of directors, then Burlington Resources' stockholders, other than the acquiror, will be entitled to purchase, for $200, Burlington Resources common stock, or, in certain circumstances, cash, property or our other securities, with a market value equal to $400. This is commonly referred to as the "flip-in" feature of the rights.

     If a person or group acquires 15% or more of Burlington Resources' voting power without the prior approval of the board of directors and then either acquires Burlington Resources in a merger or other business combination transaction or causes the sale or transfer of more than 50% of Burlington Resources' assets or earning power, then Burlington Resources' stockholders, other than the acquiror, will be entitled to purchase, for $200, common stock of the acquiror with a market value equal to $400. This is commonly referred to as the "flip-over" feature of the rights.

     The rights will expire automatically in 10 years, on December 16, 2008, but Burlington Resources has the option of redeeming or exchanging the rights prior to that time.

     Burlington Resources may redeem all of the rights at any time before a person or group announces that it has acquired 15% or more of Burlington Resources' voting power. The circumstances under which Burlington Resources may redeem the rights are more fully described in the rights agreement. Each right may be redeemed at the price of $.01 per right. The rights cannot be exercised until after the redemption period has passed. If Burlington Resources were to redeem the rights, the rights will no longer be exercisable and will terminate.

     Furthermore, Burlington Resources may exchange all or a portion of the rights at any time after a person or group acquires 15% or more of Burlington Resources' voting power, at an exchange ratio of one share of common stock per right. If the board of directors were to order the exchange of the rights, the

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

rights will no longer be exercisable and will terminate. Until a right is exercised or exchanged, the holder of that right will not have any rights as a stockholder, including the right to vote or receive dividends, simply as a result of being a holder of that right.

     Each 1/100 of a share of Series A Junior Participating Preferred Stock that may be issued upon exercise of a right is intended to be comparable to one share of common stock with respect to dividend, voting, liquidation and other rights. The Series A Junior Participating Preferred Stock will rank junior to all other series of our preferred stock with respect to dividend payments and distributions of assets in liquidation. The Series A Junior Participating Preferred Stock will not be redeemable.

PROVISIONS AFFECTING CONTROL OF BURLINGTON RESOURCES

     Certificate of Incorporation. Under the Delaware General Corporation Law (the "DGCL"), the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter generally is required for a merger, consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated. Burlington Resources' certificate of incorporation provides certain restrictions on business combinations with interested stockholders or their affiliates. Accordingly, Burlington Resources' certificate of incorporation requires the affirmative vote of at least 51% of the voting stock, excluding the vote of any interested stockholder, for the adoption or authorization of a business combination unless:

     - the disinterested directors determine that the interested stockholder is the beneficial owner of at least 80% of the voting stock and has agreed to vote in favor of the business combination; or

     - the fair market value of the consideration per share to be received by the stockholders in the business combination is equal to or greater than the consideration paid by an interested stockholder in acquiring the largest number of shares of that class of stock previously acquired in any one transaction or series of related transactions and the interested stockholder has not received the benefit of any loans, advances, guarantees, pledges or other financial assistance provided by Burlington Resources.

     Directors. The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and qualifications of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, that number may not be changed without amending the certificate of incorporation. Burlington Resources' by-laws state that the number of directors shall be any number not less than one, determined from time to time by a vote of a majority of the directors then in office. A resolution of the board of directors currently fixes the number of directors at twelve. Pursuant to Burlington Resources' by-laws, directors are elected at the annual meeting of stockholders for a term of one year.

     Amendments to the Certificate of Incorporation. Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and (if applicable) the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. If any amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize the amendment. Burlington Resources' certificate of incorporation provides that no amendment to the certificate of incorporation shall amend, alter or repeal the provisions of Article 14 (action by stockholders without a meeting) or Article 15 (special voting requirements) without the affirmative vote of not less than 51% of the voting stock (as it is defined in the certificate of incorporation).

     By-Laws. Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation or by-laws vest it in the board of directors. However, the conferral of the power to adopt, alter and repeal the by-laws upon the directors does not divest the stockholders of their power to adopt, amend or repeal the by-laws. Burlington

Resources' certificate of incorporation grants the board of directors the power to make and alter the by-laws subject to certain restrictions and the provisions of the by-laws. With certain exceptions and subject to the power of the stockholders to amend and alter the by-laws, the by-laws provide that the by-laws may be altered or repealed:

     - by the affirmative vote of the holders of a majority of shares present and entitled to vote at a meeting of stockholders; or

     - by the affirmative vote of a majority of the whole board of directors.

     Special Meetings. The DGCL provides that a special meeting of stockholders may be called by the board of directors or by any person or persons authorized by a corporation's certificate of incorporation or by-laws. Burlington Resources' by-laws provide that special meetings may be called only by the board of directors, the chairman of the board, or the president.

     Written Consent of Stockholders. Under the DGCL, unless otherwise provided in the corporation's certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted and such votes are delivered to the corporation. Burlington Resources' certificate of incorporation provides that any action by stockholders shall be taken at a meeting of stockholders and no action may be taken by written consent of the stockholders.

     Preemptive Rights. Under the DGCL, a stockholder does not have preemptive rights unless such rights are specifically granted in the corporation's certificate of incorporation. Burlington Resources' certificate of incorporation provides that no holder of stock of any class shall have, as such holder, any preemptive or preferential right with respect to any stock of any class or to any securities convertible into shares of stock.

     Delaware Business Combination Law. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other transactions resulting in a financial benefit to the interested stockholder) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an interested stockholder unless:

     - prior to the date such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     A corporation may adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 of the DGCL if, in addition to any other vote required by law, the amendment is approved by the affirmative vote of a majority of the shares entitled to vote. However, the

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

amendment generally will not be effective until 12 months after its adoption and will not apply to a business combination with an interested stockholder who was such on or prior to the adoption of the amendment. Burlington Resources has not adopted an amendment to its certificate of incorporation or by-laws by which it elects not to be governed by Section 203 of the DGCL.

                         DESCRIPTION OF TRUST PREFERRED
                        SECURITIES AND TRUST GUARANTEES

TRUST PREFERRED SECURITIES

     The declaration of trust pursuant to which each Burlington Resources trust is organized authorizes its trustees to issue one series of trust preferred securities and one series of trust common securities (together, the "trust securities"). Each declaration will be qualified as an indenture under the Trust Indenture Act.

     The trust preferred securities will have the terms set forth in the applicable declaration or made part of the declaration by the Trust Indenture Act. You should read the prospectus supplement relating to the particular trust preferred securities of a trust for specific terms, including:

     - the distinctive designation of trust preferred securities;

     - the number of trust preferred securities to be issued;

     - the annual distribution rate (or method of determining such rate) for trust preferred securities and the date or dates upon which such distributions will be payable;

     - whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on the securities will be cumulative;

     - the amount or amounts which will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

     - any conversion or exchange provisions applicable to the trust preferred securities;

     - the terms and conditions, if any, upon which the related series of the applicable subordinated debt securities may be distributed to holders of trust preferred securities;

     - the obligation, if any, of the Burlington Resources trust to purchase or redeem the trust preferred securities it issued and the price or prices at which, the period or periods within which and the terms and conditions upon which these securities will be purchased or redeemed, in whole or in part, pursuant to such obligation;

     - the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the declaration of the trust; and

     - any other specific terms of the trust preferred securities.

     Pursuant to each declaration, the property trustee will own the subordinated debt securities purchased by the applicable trust for the benefit of the holders of the trust preferred securities. Burlington Resources guarantees to the extent described under the heading "-- Trust Guarantees" the payment of distributions out of money held by the trusts and payments upon redemption of trust preferred securities or liquidation of any trust.

     The material federal income tax considerations applicable to an investment in trust preferred securities will be described in the prospectus supplement relating thereto.

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

TRUST COMMON SECURITIES

     In connection with the issuance of trust preferred securities, each Burlington Resources trust will also issue one series of trust common securities. Each declaration of trust authorizes the regular trustee of a trust to issue on behalf of the trust one series of trust common securities with the terms set forth in the declaration of trust. Except as otherwise provided in the prospectus supplement relating to the trust preferred securities, the terms of the trust common securities will be substantially identical to the terms of each trust preferred security. The trust common securities will rank equally and payments will be made pro rata with the trust preferred securities. However, upon an event of default under the applicable declaration, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in limited circumstances, the trust common securities will also carry the right to vote and to appoint, remove or replace any of the trustees of a trust. Burlington Resources will own, directly or indirectly, all of the trust common securities of each trust.

TRUST GUARANTEES

     Set forth below is a summary of information concerning the trust guarantees that Burlington Resources will execute and deliver for the benefit of the holders of trust preferred securities of the respective trusts. The accompanying prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. Because this is a summary, it does not contain all of the information in the trust guarantee. You should read the entire trust guarantee, which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

     General. Burlington Resources will irrevocably and unconditionally agree, to the extent set forth in the trust guarantee, to pay in full, to the holders of trust preferred securities as and when due, regardless of any defense, right of set-off or counterclaim which the applicable trust may have or assert:

     - any accrued and unpaid dividends required to be paid on the trust preferred securities, to the extent the trust has legally available funds;

     - the redemption price, including all accrued and unpaid dividends, payable out of legally available funds with respect to any trust preferred securities called for redemption by the trust; and

     - if Burlington Resources liquidates the trust, except in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities issued by the trust, the lesser of

      - the aggregate of the liquidation preference and all accrued and unpaid dividends on the trust preferred securities of the series to the date of payment and

      - the amount of assets of the trust remaining available for distribution to holders of trust preferred securities of the series in liquidation.

     Burlington Resources's obligation to make a trust guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the applicable trust to pay the required amounts to the holders.

     Covenants of Burlington Resources. In each trust guarantee, Burlington Resources will covenant that, so long as any trust preferred securities remain outstanding, if any event that would constitute an event of default under the trust guarantee or the declaration of trust has occurred, then Burlington Resources will not:

     - declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our common stock, other than:

      - purchases or acquisitions of shares of common stock in connection with the satisfaction of Burlington Resources' obligations under any employee benefit plans;

      - as a result of a reclassification of Burlington Resources' common stock or the exchange or conversion of one class or series of such common stock for another class or series of such common stock;

      - the purchase of fractional interests in shares of Burlington Resources common stock pursuant to the conversion or exchange provisions of such common stock or the security being converted or exchanged;

      - purchases or acquisitions of shares of Burlington Resources common stock to be used in connection with acquisitions of such common stock by shareholders pursuant to our dividend reinvestment plan;

      - make any guarantee payments with respect to the foregoing, or

      - make any payment of principal or premium, if any, on or repurchase any debt securities (including guarantees) issued by Burlington Resources which rank equally with or junior to such subordinated debt securities other than at stated maturity.

     Amendments and Assignment. Generally, the trust guarantee with respect to any series of trust preferred securities may be changed only with the prior approval of the holders of at least a majority in liquidation preference of the outstanding trust preferred securities of the series. However, if the changes do not adversely affect the rights of holders of trust preferred securities of any series, no vote will be required. We will describe the manner of obtaining any approval of holders of the trust preferred securities of each series in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee shall bind Burlington Resources' successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the applicable series of trust preferred securities then outstanding.

     Termination of the Trust Guarantees. Each trust guarantee will terminate as to the trust preferred securities issued by the applicable trust upon:

     - full payment of the redemption price of all trust preferred securities of the trust;

     - distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities of the trust; or

     - full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

     Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the trust guarantee. The subordination provisions of the subordinated debt securities and the trust guarantees, respectively, will provide that in the event payment is made on the subordinated debt securities or the trust guarantees in contravention of such provisions such payments will be paid over to the holders of senior indebtedness.

     Ranking of the Trust Guarantee. Each trust guarantee will constitute Burlington Resources' unsecured obligation and will rank:

     - subordinate and junior in right of payment to all of Burlington Resources' other liabilities;

     - equally with the most senior preferred or preference stock, if any, hereafter issued by Burlington Resources and with any guarantee hereafter entered into by Burlington Resources in respect of any preferred or preference stock or interests of any affiliate of Burlington Resources; and

     - senior to the common stock.

     Each declaration will provide that each holder of trust preferred securities by accepting the security agrees to the subordination provisions and other terms of the applicable trust guarantee.

     Each trust guarantee will constitute a guarantee of payment and not of collection. The trust guarantee will be deposited with the property trustee to be held for the benefit of any series of trust preferred securities. The property trustee will have the right to enforce the trust guarantee on behalf of the holders of any series of trust preferred securities. The holders of not less than 10% in aggregate liquidation preference of a series of trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the trust guarantee applicable to the series of trust preferred securities, including giving directions to the property trustee. If the property trustee fails to enforce the trust guarantee, any holder of trust preferred securities of a series to which the trust guarantee pertains may institute a legal proceeding directly against Burlington Resources to enforce its rights under the trust guarantee, without first instituting a legal proceeding against the trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the trust guarantee payments in full to the extent not paid by the applicable trust, and by complete performance of all obligations under such trust guarantee.

     Governing Law. Each trust guarantee will be governed by and construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     We may sell the securities:

     - through underwriters or dealers;

     - through agents;

     - directly to purchasers; or

     - through a combination of any such methods of sale.

     Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement relating to any offering of securities will set forth their offering terms, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price, and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the securities offered hereby.

     If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the accompanying prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the accompanying prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to any conditions set forth in the accompanying prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of these contracts. The underwriters and other persons soliciting these contracts will have no responsibility for the validity or performance of any such contracts.

     Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

     Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by Burlington Resources, the Burlington Resources trusts and/or Burlington Resources Finance Company against certain civil liabilities, including liabilities under the Securities Act or to contribution by us to payments they may be required to make in respect thereof.

     Certain of the underwriters, agents or dealers and their associates may be customers of, or engage in transactions with and perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     The legality of the debt and equity securities of Burlington Resources other than the guarantees of the trust securities will be passed upon for us by Cahill Gordon & Reindel, New York, New York, and for the underwriters, dealers or agents by Cravath, Swaine & Moore, New York, New York. The legality of the trust securities will be passed upon for us by Richards, Layton & Finger, P.A. The legality of the debt securities of Burlington Resources Finance Company will be passed upon for us by Bennett Jones LLP, Calgary, Alberta, Canada, and Cahill Gordon & Reindel. Kenneth W. Orce, a member of Burlington Resources' board of directors, is a senior partner of Cahill Gordon & Reindel and, as of December 31, 2000, beneficially owned 34,877 shares of Burlington Resources common stock, including 22,252 currently exercisable options.

                                    EXPERTS

     The audited financial statements incorporated by reference in the registration statement of which this prospectus is a part, except as they relate to Burlington Resources Canada Energy Ltd. (formerly Poco Petroleums Ltd.), have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Burlington Resources Canada Energy Ltd., by KPMG LLP, independent accountants. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

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

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                            $

                              BURLINGTON RESOURCES
                                FINANCE COMPANY

                                    % NOTES DUE 2011

                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                           BURLINGTON RESOURCES INC.

                          [BURLINGTON RESOURCES LOGO]
                               ------------------

                             PROSPECTUS SUPPLEMENT

                                FEBRUARY 6, 2001
                               ------------------

                              SALOMON SMITH BARNEY

                         BANC OF AMERICA SECURITIES LLC

                                   JP MORGAN

                           MORGAN STANLEY DEAN WITTER

                               CIBC WORLD MARKETS

                             FLEET SECURITIES, INC.

                            RBC DOMINION SECURITIES

                                 SCOTIA CAPITAL

                                 TD SECURITIES

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